SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): February 2, 2016

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BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Abernathy Road, Suite 260
Atlanta Georgia 30328
(Address of Principal Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2016, the Board of Directors of Beazer Homes USA, Inc. (the “Company”) elected Peter M. Orser to serve as a director and appointed him as a member of the Compensation and Finance Committees of the Board. From 2010 to 2014, Mr. Orser served as President and Chief Executive Officer of the Weyerhaeuser Real Estate Company, a subsidiary of Weyerhaeuser Company, where he oversaw five different homebuilding operations across the United States. In July 2014, under his leadership, Weyerhaeuser completed the successful sale of the company for $2.8 billion to TRI Pointe Homes, Inc. Prior to that, Mr. Orser spent almost 25 years in various positions at Quadrant Homes, a leading private homebuilder in the state of Washington, including serving as President from 2003 to 2010. Mr. Orser is active in a number of other civic organizations, including serving as Vice Chair of the Runstad Real Estate Center Advisory Board at the University of Washington, and was recently appointed by the Governor to serve on the Washington State Affordable Housing Advisory Board. Mr. Orser holds a Bachelor of Science degree from the University of Puget Sound and a Master of Urban Planning from the University of Washington.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 2, 2016, the Company held its 2016 annual meeting of stockholders. A total of 28,767,174 shares were represented in person or by valid proxy at the annual meeting and the Company’s stockholders took the following actions:

1.    Election of Directors. Stockholders elected Elizabeth S. Acton, Laurent Alpert, Brian C. Beazer, Peter G. Leemputte, Allan P. Merrill, Norma A. Provencio, Larry T. Solari and Stephen P. Zelnak, Jr. to serve as directors until the next annual meeting of stockholders and until their successors are elected and qualified. The vote totals for each of these individuals is as set forth below:

Director	Shares For	Shares Against	Shares Abstained	Broker Non-Votes
Elizabeth S. Acton	23,577,575	107,515	164,457	4,917,627
Laurent Alpert	23,323,433	361,096	165,018	4,917,627
Brian C. Beazer	23,481,039	225,200	143,308	4,917,627
Peter G. Leemputte	23,524,824	160,960	163,763	4,917,627
Allan P. Merrill	23,590,658	113,012	145,877	4,917,627
Norma A. Provencio	23,569,188	116,701	163,658	4,917,627
Larry T. Solari	23,496,915	188,722	163,910	4,917,627
Stephen P. Zelnak, Jr.	23,443,786	251,926	153,835	4,917,627

2.    Ratification of Independent Accountants. Stockholders ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. The vote totals were 28,552,438 shares for, 82,093 shares against and 132,643 share abstentions.

3.    Non-Binding Advisory Vote on Compensation of Named Executive Officers. Stockholders voted for, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers. The vote totals were 23,464,720 shares for, 221,306 shares against, 163,521 share abstentions and 4,917,627 broker non-votes. Accordingly, approximately 98.4% of the shares voted on the proposal were voted in support of the Company’s executive compensation program.

4.    Amendment to Certificate of Incorporation to Extend Protective Amendment. Stockholders voted for a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to extend the term of a protective amendment designed to help preserve certain tax benefits primarily associated with the Company’s net operating losses. The vote totals were 27,616,943 shares for, 1,008,245 shares against and 141,986 share abstentions.

5.    New Section 382 Rights Agreement. Stockholders voted for a proposal to approve a new Section 382 Rights Agreement to become effective upon the expiration of the Company’s existing Section 382 Rights Agreement, to help continue to protect the tax benefits primarily associated with the Company’s net operating losses. The vote totals were 22,651,635 shares for, 1,074,222 shares against, 123,690 share abstentions and 4,917,627 broker non-votes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: February 8, 2016	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury Executive Vice President, General Counsel and Chief Administrative Officer